Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	donnaegan@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – Feb. 27, 2014 – Sprouts Farmers Market, Inc. (the “Company”) (Nasdaq:SFM) today reported results for its 13-week fourth quarter and 52-week year ended Dec. 29, 2013.

Fourth Quarter Highlights:

•	Net sales of $608.2 million; a 27% increase from the same period in 2012

•	Pro forma comparable store sales growth of 13.8% and two-year combined pro forma comparable store sales growth of 22.4%

•	Net income increased to $9.3 million with diluted earnings per share of $0.06

•	Adjusted diluted earnings per share of $0.07; compared to $0.04 from the same period in 2012

•	Adjusted EBITDA of $37.7 million; a 31% increase from pro forma adjusted EBITDA in 2012

•	$40 million voluntary pay down of term loan

Fiscal Year End 2013 Highlights:

•	Net sales of $2.44 billion; a 36% increase compared to reported net sales and a 22% increase compared to pro forma net sales in 2012

•	Pro forma comparable store sales growth of 10.7% and two-year combined pro forma comparable store sales growth of 20.4%

•	Net income increased to $51.3 million with diluted earnings per share of $0.37

•	Adjusted net income increased to $67.4 million; compared to $40.0 million in 2012

•	Adjusted diluted earnings per share of $0.48; compared to $0.31 in 2012

•	Adjusted EBITDA of $195.2 million; a 33% increase from pro forma adjusted EBITDA in 2012

“Driven by our best-in-class people, products and prices, Sprouts reported its 27th consecutive quarter of positive same store comps, and an impressive 27% increase in net sales for the quarter,” said Doug Sanders, president and chief executive officer of Sprouts Farmers Market. “In 2013 we crossed the $2 billion sales milestone with the opening of 19 stores and strong same store sales growth resulting in an increase of 22% in pro forma net sales and 69% increase in adjusted pro forma net income. This record performance, in our first year as a public company, demonstrates Sprouts’ ability to create value, build trust and deliver on our strategy to successfully grow our company.”

In order to aid understanding of the Company’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release. In addition, in comparing its results to the comparable periods of 2012, the Company has presented 2012 financial results on a pro forma basis as if the May 2012 business combination with Sunflower Farmers Market, Inc. (“Sunflower Transaction”) had occurred on the first day of the Company’s 2012 fiscal year. Unaudited pro forma condensed consolidated statements of operations for the 13 and 52 weeks ended December 30, 2012, giving effect to the Sunflower Transaction, are included in the tables to this release. Where applicable, the numbers below are first presented on a GAAP basis and then on a pro forma, or an adjusted basis.

Fourth Quarter 2013 Financial Results

Net sales in the fourth quarter 2013 increased 27% to $608.2 million. Fourth quarter net sales growth was driven by a 13.8% increase in comparable store sales growth and strong performance in new stores opened.

Gross profit for the quarter increased 28% to $174.2 million resulting in a gross profit margin of 28.6% of sales, or an increase of 10 basis points, compared to the same period in 2012. The improvement in gross profit margin was primarily driven by leverage in occupancy costs. This leverage was partially offset by lower merchandise margins from increased holiday promotions.

Direct store expenses, as a percentage of sales, for the quarter increased 30 basis points to 21.2% compared the same period in 2012. This was primarily due to higher health care costs.

Net income for the quarter was $9.3 million, up $5.9 million from the same period in 2012. Net income in the quarter included a $1.0 million pre-tax loss on extinguishment of debt; $2.0 million of pre-tax secondary offering expenses including employer taxes on options exercised; and $0.4 million pre-tax store closure and exit costs. Pro forma net income for the fourth quarter of 2012 included pre-tax acquisition and integration costs related to the Sunflower Transaction of $4.1 million and pre-tax net credit for store closure and exit costs of $1.4 million. Excluding these items, adjusted net income increased 119% to $11.4 million, compared to $5.2 million in the same period in 2012. Adjusted EBITDA totaled $37.7 million, up $9.0 million, or 31%, from the same period in 2012. Adjusted diluted earnings per share was $0.07, a 75% increase from adjusted diluted earnings per share of $0.04 from the same period in 2012.

Fiscal Year 2013 Financial Results

For the fiscal year ended Dec. 29, 2013, net sales increased 36% to $2.44 billion. Net sales growth was driven by the Sunflower Transaction, an increase in comparable store sales growth and new store openings. Net sales increased 22% compared to pro forma sales for 2012, driven by pro forma comparable store sales growth of 10.7% and strong performance in new stores opened.

Gross profit for the year increased 37% to $725.3 million, resulting in a margin of 29.7% of sales, or an increase of 20 basis points, from 2012. Gross profit increased 23% compared to pro forma gross profit in 2012, primarily driven by the increase in sales. The resulting gross profit margin increased by 20 basis points and reflected leverage in occupancy, and promotional and buying costs. These increases were partially offset by lower margins in produce that were driven by inflation in certain commodity items and lower margins in the vitamin, supplement and body care departments as a result of markdowns from merchandise alignment.

Direct store expenses as a percentage of sales for the year decreased by 10 basis points to 20.4%. Direct store expenses included a pre-tax loss on disposal of assets of $0.4 million in 2013 and $1.4 million in 2012. Excluding these items, direct store expenses increased 10 basis points as a percentage of sales, which was relatively consistent with the prior period as we utilized the leverage in payroll to invest in store level compensation programs and to fund higher health care costs.

Net income was $51.3 million, up $31.8 million from 2012, or an increase of 163%. Net income for 2013 included a $18.7 million pre-tax loss on extinguishment of debt; $2.0 million of pre-tax secondary offering expenses; $3.2 million pre-tax bonus paid concurrently with the Company’s IPO; $0.4 million pre-tax loss on disposal of assets and $2.1 million pre-tax store closure and exit costs. Pro forma net income for 2012 included pre-tax acquisition and integration costs related to the Sunflower Transaction of $17.1 million; $2.0 million pre-tax loss of disposal of assets and a pre-tax store closure and exit costs of $2.2 million. Excluding these items, adjusted net income increased 69% to $67.4 million compared to $40.0 million in 2012. Adjusted EBITDA totaled $195.2 million, up $47.9 million or 33% from 2012. Adjusted diluted earnings per share was $0.48, a 55% increase from adjusted diluted earnings per share of $0.31 in 2012. This increase was attributable to strong business performance driven by increased comparable store sales and resulting operating leverage, strong performance of new stores opened, and reduced interest expense, partially offset by an increase in share count due to shares issued in the IPO.

Growth and Development

In fiscal 2013, the Company opened 19 new stores – six in Texas, five in California, three in both Arizona and Colorado, and two in Oklahoma. This represented unit growth of 13%, for a total of 167 stores in eight states.

Leverage, Liquidity and IPO

The Company generated cash from operations of $160.6 million for the fiscal year 2013 and invested $87.5 million in capital expenditures, primarily for new stores. The Company ended the year with a principal balance on its term loan of $318.3 million, had $77.7 million in cash and cash equivalents and $52.6 million available under its revolving credit facility. The Company voluntarily paid down an additional $40 million dollars of outstanding debt under its term loan during the fourth quarter of 2013.

2014 Outlook

The following provides information on the Company’s guidance for 2014:

Q1 2014 Guidance
Comparable store sales growth	10.5% to 11.5%

Full-year 2014 Guidance
Net sales growth	16% to 18%
Unit growth	22 to 24 new stores
Comparable store sales growth	7% to 8%
Adjusted EBITDA growth	17% to 20%
Adjusted net income growth	30% plus
Adjusted diluted earnings per share(1)	$0.58 to $0.60
Capital expenditures	$110M to $120M
(net of landlord reimbursements)

The Company’s adjusted diluted earnings per share, adjusted net income and adjusted EBITDA guidance for the year do not include charges and costs which are expected to be similar to those charges and costs excluded from adjusted diluted earnings per share, adjusted net income and adjusted EBITDA in prior periods. Please see the explanation and reconciliation of these non-GAAP measures to the comparable GAAP measures for the thirteen and fifty-two weeks ended December 29, 2013 and December 20, 2012 in the tables included below.

(1)	Based on a weighted average share count of approximately 154 million shares for 2014, compared to a weighted average share count of 140 million shares for 2013.

Fourth Quarter & Fiscal 2013 Conference Call

The Company will hold a conference call at 3 p.m. Mountain Standard Time (5 p.m. Eastern Standard Time) on Thursday, Feb. 27, 2014, during which Sprouts’ executives will further discuss the Company’s fourth quarter and full year fiscal 2013 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at http://investors.sprouts.com. For those participating via teleconference, the phone number for the call is 1-877-398-9481 (U.S.) or 1-408-337-0130 (international), and the passcode is 56276311. Participants are encouraged to dial in 10 minutes early. A replay of the event will remain available for two weeks and can be accessed by dialing 1-855-859-2056 (toll-free) or 1-404-537-3406 (international) and entering the confirmation code: 56276311. An archive of the webcast will be available for one year at http://investors.sprouts.com, under “Events and Presentations.”

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable. Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management. See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) that are not statements of historical fact should be considered forward-looking statements, including, without limitation, the Company’s belief that its record performance demonstrates its ability to create value, build trust and deliver on its strategy to successfully grow the Company and the Company’s outlook for 2014. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the Company’s ability to successfully compete in its intensely competitive industry; the Company’s ability to successfully open new stores; the Company’s ability to manage its rapid growth; the Company’s ability to maintain or improve its operating margins; the Company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a specialty retailer of natural and organic foods at great prices. We offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts Farmers Market employs more than 14,000 team members and operates 170 stores in nine states.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Net sales	$608,236	$478,941	$2,437,911	$1,794,823
Cost of sales, buying and occupancy	434,021	342,559	1,712,644	1,264,514

Gross profit	174,215	136,382	725,267	530,309
Direct store expenses	129,119	100,044	496,183	368,323
Selling, general and administrative expenses	21,536	21,518	81,795	86,364
Store pre-opening costs	480	712	5,734	2,782
Store closure and exit costs	381	(1,397)	2,051	2,155

Income from operations	22,699	15,505	139,504	70,685
Interest expense	(6,857)	(10,074)	(37,203)	(35,488)
Other income	40	361	487	562
Loss on extinguishment of debt	(1,039)	—	(18,721)	(992)

Income before income taxes	14,843	5,792	84,067	34,767
Income tax provision	(5,563)	(2,451)	(32,741)	(15,267)

Net income	$9,280	$3,341	$51,326	$19,500

Net income per share:
Basic	$0.06	$0.03	$0.38	$0.16
Diluted	$0.06	$0.03	$0.37	$0.16
Weighted average shares outstanding:
Basic	146,876	125,957	134,622	119,427
Diluted	152,974	128,958	139,765	121,781

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	December 29, 2013	December 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$77,652	$67,211
Accounts receivable, net	9,524	8,415
Inventories	118,256	98,382
Prepaid expenses and other current assets	8,049	4,521
Deferred income tax asset	18,146	24,592

Total current assets	231,627	203,121
Property and equipment, net of accumulated depreciation	348,830	303,166
Intangible assets, net of accumulated amortization	195,467	196,772
Goodwill	368,078	368,078
Other assets	13,135	9,521
Deferred income tax asset	15,267	22,578

Total assets	$1,172,404	$1,103,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$111,159	$82,721
Accrued salaries and benefits	22,287	21,397
Other accrued liabilities	32,958	27,561
Current portion of capital and financing lease obligations	3,395	3,379
Current portion of long-term debt	5,822	1,788

Total current liabilities	175,621	136,846
Long-term capital and financing lease obligations	116,177	104,260
Long-term debt	305,418	424,756
Other long-term liabilities	61,417	50,619

Total liabilities	658,633	716,481

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 147,616,560 shares issued and outstanding, December 29, 2013; 125,956,721 shares issued and outstanding, December 30, 2012	147	126
Additional paid-in capital	479,127	395,480
Retained earnings (accumulated deficit)	34,497	(8,851)

Total stockholders’ equity	513,771	386,755

Total liabilities and stockholders’ equity	$1,172,404	$1,103,236

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Year Ended
	December 29, 2013	December 30, 2012
Cash flows from operating activities
Net income	$51,326	$19,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	47,217	35,773
Accretion of asset retirement obligation	322	237
Amortization of financing fees and debt issuance costs	2,482	2,590
Loss on disposal of property and equipment	449	2,704
Gain on sale of intangible assets	(19)	(134)
Equity-based compensation	5,780	4,653
Non-cash loss on extinguishment of debt	18,513	992
Excess tax benefit from exercise of stock options and antidilution payment to optionholders	(17,826)	(143)
Deferred income taxes	25,176	13,996
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(1,521)	(2,861)
Inventories	(19,875)	(1,442)
Prepaid expenses and other current assets	2,643	3,337
Other assets	(4,114)	(4,586)
Accounts payable	31,996	(4,673)
Accrued salaries and benefits	890	2,956
Other accrued liabilities	5,397	1,533
Other long-term liabilities	11,752	9,999

Net cash provided by operating activities	160,588	84,431

Cash flows from investing activities
Purchases of property and equipment	(87,463)	(46,485)
Proceeds from disposal of property and equipment	1,000	9,657
Proceeds from sale of intangible assets	172	—
Payments for business combinations, net of cash acquired	—	(129,875)

Net cash used in investing activities	(86,291)	(166,703)

Cash flows from financing activities
Borrowings on line of credit	—	3,000
Payments on line of credit	—	(3,000)
Borrowings on term loan, net of financing costs	688,127	97,247
Payments on term loan	(786,850)	(2,575)
Borrowings on Sr. Subordinated Notes	—	35,000
Payments on Sr. Subordinated Notes	(35,000)	—
Payments on capital lease obligations	(412)	(439)
Payments on financing lease obligations	(2,868)	(2,377)
Payments of deferred financing costs	(1,370)	(401)
Payments of IPO costs	(4,212)	—
Cash from landlords related to financing lease obligations	4,581	2,942
Payment to stockholders and optionholders	(295,921)	—
Excess tax benefit for exercise of stock options and antidilution payment to optionholders	17,826	143
Proceeds from the issuance of shares	348,536	—
Proceeds from the exercise of stock options	3,820	5,549
Repurchase of shares	(113)	(148)

Net cash (used in) provided by financing activities	(63,856)	134,941

Net increase in cash and cash equivalents	10,441	52,669
Cash and cash equivalents at beginning of the period	67,211	14,542

Cash and cash equivalents at the end of the period	$77,652	$67,211

Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information

In May 2012, the Company acquired Sunflower Farmers Market, Inc. (“Sunflower”), which operated 37 Sunflower Farmers Market stores, in a transaction referred to as the “Sunflower Transaction.” The effects of the Sunflower Transaction have a material effect on the comparability of the Company’s results of operations. The Company has therefore supplemented the comparative discussion of its results of operations for the thirteen and fifty-two weeks ended December 29, 2013 with comparisons to the results for the thirteen and fifty-two weeks ended December 30, 2012 on a pro forma basis giving effect to the Sunflower Transaction as if it had occurred on the first day of fiscal 2012. Set forth below are unaudited pro forma condensed consolidated statements of operations for the thirteen and fifty-two weeks ended December 30, 2012

SPROUTS FARMERS MARKET, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Thirteen Weeks Ended December 30, 2012

(in thousands, except per share amounts)

	Thirteen weeks ended December 30, 2012
	Historical Sprouts Farmers Market, Inc.	Historical Sunflower	Pro Forma Adjustment for Sunflower Fiscal Period Alignment	Pro Forma Adjustment for Sunflower Transaction	Pro Forma for Sunflower Transaction
Net sales	$478,941	$—	$—	$—	$478,941
Cost of sales, buying and occupancy	342,559	—	—	26	342,585

Gross profit	136,382	—	—	(26)	136,356
Direct store expenses	100,044	—	—	(39)	100,005
Selling, general and administrative expenses	21,518	—	—	(16)	21,502
Store pre-opening costs	712	—	—	—	712
Store closure and exit costs	(1,397)	—	—	—	(1,397)

Income from operations	15,505	—	—	29	15,534
Interest expense	(10,074)	—	—	176	(9,898)
Other income	361	—	—	—	361
Loss on extinguishment of debt	—	—	—	—	—

Income before income taxes	5,792	—	—	205	5,997
Income tax provision	(2,451)	—	—	(79)	(2,530)

Net income	$3,341	$—	$—	$126	$3,467

Net income per share:
Basic	$0.03				$0.03
Diluted	$0.03				$0.03
Weighted average shares outstanding:
Basic	125,957				125,957
Diluted	128,958				128,958

SPROUTS FARMERS MARKET, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Fifty-two Weeks Ended December 30, 2012

(in thousands, except per share amounts)

	Fifty-Two weeks ended December 30, 2012
	Historical Sprouts Farmers Market, Inc.	Historical Sunflower	Pro Forma Adjustments for Sunflower Fiscal Period Alignment	Pro Forma Adjustment for Sunflower Transaction	Pro Forma for Sunflower Transaction
Net sales	$1,794,823	$197,612	$(1,472)	$—	$1,990,963
Cost of sales, buying and occupancy	1,264,514	138,880	(1,011)	775	1,403,158

Gross profit	530,309	58,732	(461)	(775)	587,805
Direct store expenses	368,323	35,956	(287)	(261)	403,731
Selling, general and administrative expenses	86,364	13,386	(90)	(8,049)	91,611
Store pre-opening costs	2,782	2,450	(14)	—	5,218
Store closure and exit costs	2,155	59	—	—	2,214

Income from operations	70,685	6,881	(70)	7,535	85,031
Interest expense	(35,488)	(2,019)	14	(2,757)	(40,250)
Other income	562	88	(1)	—	649
Loss on extinguishment of debt	(992)	—	—	—	(992)

Income before income taxes	34,767	4,950	(57)	4,778	44,438
Income tax provision	(15,267)	(2,796)	14	(1,863)	(19,912)

Net income	$19,500	$2,154	$(43)	$2,915	$24,526

Net income per share:
Basic	$0.16				$0.20
Diluted	$0.16				$0.19
Weighted average shares outstanding:
Basic	119,427				125,510
Diluted	121,781				127,864

SPROUTS FARMERS MARKET, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation and Description of Transactions

Effective May 29, 2012, the Company acquired all of the outstanding common and preferred stock of Sunflower in the Sunflower Transaction, a transaction accounted for as a business combination, which was financed through the issuance of debt and 14.9 million shares of common stock.

The historical Sprouts Farmers Market, Inc. results of operations for the thirteen and fifty-two weeks ended December 30, 2012 are derived from its unaudited consolidated financial statements for the periods then ended. The historical Sunflower results of operations for the period January 1, 2012 to May 28, 2012, were derived from the Sunflower pre-combination unaudited financial statements. Certain amounts from the Sunflower pre-combination unaudited financial statements have been reclassified to conform to the Company’s presentation.

2. Pro Forma for Sunflower Transaction

The historical results of operations have been adjusted to give pro forma effect to events that are (i) directly attributable to the Sunflower Transaction, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results, as if the Sunflower Transaction occurred on the first day of fiscal 2012 (referred to as “Pro Forma Adjustments for Sunflower Transaction”). Below is a description of the types of adjustments represented in the Sunflower Fiscal Period Alignment and Sunflower Transaction Adjustments columns.

Sunflower Fiscal Period Alignment – Sunflower’s fiscal 2012 commenced one day earlier than the Company’s fiscal 2012. Pro forma adjustments for Sunflower Fiscal Period Alignment reflect the pro forma impact of deducting one day from the historical Sunflower results of operations.

Cost of Sales, Buying and Occupancy – Adjustments attributable to the application of acquisition accounting including straight-line rent adjustments and adjustments to the amortization of favorable lease intangible assets and unfavorable lease liabilities.

Direct Store Expenses – Adjustments to historical Sunflower depreciation related to changes in value and estimated useful lives of property plant and equipment.

Selling, General and Administrative Expenses – Adjustments related to Sunflower Transaction fees recorded by both Sprouts and Sunflower, accelerated share-based compensation recorded by Sunflower, adjustments to depreciation related to changes in value and estimated useful lives of property, plant and equipment and amortization of the Sunflower trade name.

Interest Expense – Adjustments related to the reversal of historical Sunflower interest expense, incremental interest expense related to the proceeds from additional term loan and senior subordinated notes that were used to effectuate the transaction and interest related to Sunflower capital and financing lease obligations.

Income Tax Provision – Adjustment to the income tax provision for the items listed above.

Net income per share – Net income per share has been adjusted to reflect those items listed above and the change in weighted average shares outstanding – basic and diluted as described below.

Weighted average shares outstanding – basic and diluted – The weighted average shares outstanding basic and diluted have been adjusted for the effect of the additional shares issued in the Sunflower Transaction.

Non-GAAP Financial Measures

          In addition to reporting financial results in accordance with GAAP, the Company has presented adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. These measures are not in accordance with, and are not intended as an alternative to, GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company, and they are a component of incentive compensation. For the thirteen and fifty-two weeks ended December 30, 2012, these non-GAAP measures are presented pro forma for the Sunflower Transaction. See “Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information.” The Company defines adjusted net income as net income excluding store closure and exit costs, one-time costs associated with its combination with Henry’s Holdings, LLC (“Henry’s”) and the Sunflower Transaction (collectively, the “Transactions”), gain and losses from disposal of assets and the loss of extinguishment of debt. The Company defines adjusted diluted earnings per share as adjusted net income divided by the weighted average diluted shares outstanding. The Company defines EBITDA as net income before interest expense, provision for income tax, and depreciation and amortization, and defines adjusted EBITDA as EBITDA excluding store closure and exit costs, one-time costs associated with the Transactions, and losses from disposal of assets.

These non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, none of these non-GAAP measures should be considered as a measure of discretionary cash available to use to reinvest in growth of the Company’s business, or as a measure of cash that will be available to meet the Company’s obligations. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted and pro forma adjusted net income, and adjusted and pro forma adjusted EBITDA to net income for the thirteen and fifty-two weeks ended December 29, 2013 and pro forma net income for the thirteen and fifty-two weeks ended December 30, 2012:

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
	Actual	Pro Forma for Sunflower Transaction	Actual	Pro Forma for Sunflower Transaction
Net income (a)	$9,280	$3,467	$51,326	$24,526
Income tax provision	5,563	2,530	32,741	19,912

Net income before income taxes	14,843	5,997	84,067	44,438
Store closure and exit costs (b)	381	(1,397)	2,051	2,214
Costs associated with acquisitions and integration (c)	—	4,110	(15)	17,120
Loss on disposal of assets (d)	13	28	412	1,953
IPO bonus ( e)	—	—	3,183	—
Secondary offering expenses including employment taxes on options exercises (f)	2,014	—	2,014	—
Loss on extinguishment of debt	1,039	—	18,721	992
Adjusted income tax provision (g)	(6,855)	(3,490)	(43,010)	(26,721)

Adjusted net income	11,435	5,248	67,423	39,996
Interest expense, net	6,851	9,898	37,185	40,250
Adjusted income tax provision (g)	6,855	3,490	43,010	26,721

Adjusted earnings before interest and taxes (EBIT)	25,141	18,636	147,618	106,967
Depreciation, amortization and accretion	12,593	10,094	47,539	40,373

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$37,734	$28,730	$195,157	$147,340

Adjusted Net Income Per Share
Net income per share—basic	$0.06	$0.03	$0.38	$0.20
Per share impact of net income adjustments	$0.02	$0.01	$0.12	$0.12

Adjusted net income per share—basic	$0.08	$0.04	$0.50	$0.32

Net income per share—diluted	$0.06	$0.03	$0.37	$0.19
Per share impact of net income adjustments	$0.01	$0.01	$0.11	$0.12

Adjusted net income per share—diluted	$0.07	$0.04	$0.48	$0.31

(a)	See “Unaudited Supplemental Pro Forma Condensed Consolidated Financial Information” for a reconciliation of pro forma net income to net income for the thirteen and fifty-two weeks ended December 30, 2012.
(b)	Store closure and exit costs have been excluded from adjusted and pro forma adjusted EBITDA, and from adjusted and pro forma adjusted net income. In fiscal 2013 these costs included the costs related to the closure of a former Sunflower warehouse facility and adjustments to sublease assumptions on other properties. In fiscal 2012 these consist primarily of the costs to close a Sunflower administrative facility following the Sunflower Transaction and one store location and in the thirteen weeks ended December 30, 2012 included a benefit from a landlord’s voluntary release of a lease obligation for a previously closed location.
(c)	Costs associated with acquisitions and integration represent the costs to integrate the combined businesses resulting from the Sunflower and Henry’s Transactions. These expenses include professional fees and severance, which the Company excludes from its pro forma adjusted EBITDA and pro forma adjusted net income to provide period-to-period comparability of the Company’s operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.
(d)	Gain/Loss on disposal of assets represents the gains and losses recorded in connection with the disposal of property and equipment. The Company excludes gains and losses on disposals of assets from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations. The loss recorded in fiscal 2012 primarily relates to the loss on the sale leaseback of a store property.
(e)	IPO bonus represents the bonuses paid to certain employees in connection with the Company’s initial public offering. The Company excludes the IPO bonus from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the ongoing performance of its store operations.
(f)	Secondary offering expenses including employment taxes on options exercises represents expenses the Company incurred in its second public offering and employment taxes paid by the Company in connection with options exercised in that offering. The Company has excluded these items from its adjusted and pro forma adjusted EBITDA and adjusted and pro forma adjusted net income to provide period-to-period comparability of its operating results because management believes these costs do not directly reflect the performance of its store operations.
(g)	Pro forma adjusted and adjusted income tax provision for all periods presented represents the income tax provision and pro forma income tax provision plus the tax effect of the adjustments described in notes (b) through (e) above based on statutory tax rates for the period. For the fifty-two weeks ended December 30, 2012, this amount was further adjusted to reflect a $1.9 million reduction in pro forma income tax provision for the effects of certain items related to the Sunflower Transaction. Of the adjustment, $2.3 million relates to the tax effects of $3.3 million and $2.9 million of non-deductible transaction costs incurred by the Company and Sunflower, respectively, based on statutory tax rates for the period. This adjustment was partially offset by a $0.4 million adjustment related to tax benefits from Sunflower stock option exercises. The Company has excluded these items from its pro forma adjusted income tax provision because management believes they do not directly reflect the ongoing performance of its store operations and are not reflective of its ongoing income tax provision.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

02/27/14